Exhibit No. 99.1

NEWS RELEASE
EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares                      Contact: Ron Blevins
330 Hospital Road                                   Chief Financial Officer

Tappahannock, VA 22560                       Voice:     804/443-8423

February 24, 2010                                    Fax:       804/445-1047
For Immediate Release

Eastern Virginia Bankshares Elects New Directors

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) (the “Company”) announced today that it has added four new directors to its Board of Directors. These four new members currently serve as directors on the Board of Directors of the Company’s banking subsidiary, EVB.

W. Gerald Cox

Mr. Cox has been a Real Estate broker with Twin Rivers Realty, Inc. in Aylett since 1986, when he founded the company. He served on the Board of Directors of Southside Bank, EVB’s predecessor bank, from 1988 until its merger with EVB and has served as a board member of EVB since that time. Mr. Cox attended Virginia Commonwealth University with a concentration on engineering and design.

Michael E. Fiore Jr.

Mr. Fiore has been the President and Co-Owner of Resource International, Ltd., from 1979 to present. Mr. Fiore served on the Board of Directors of Hanover Bank, EVB’s predecessor bank, from 2000 to 2004, when it merged with EVB, and has served as a board member of EVB since that time. He is a graduate of the University of Notre Dame with a Bachelor of Science degree in Civil Engineering and an MS in Civil Engineering.

Eric A. Johnson

Mr. Johnson is a Real Estate Broker and has been with Mason Realty Inc. since 1976. Mr. Johnson has served on the Board of Directors of Southside Bank, EVB’s predecessor bank, from 1988 until its merger with EVB and has served as a board member of EVB since that time.

W. Leslie Kilduff, Jr.

Mr. Kilduff is a partner in the law firm of Burke & Kilduff. He holds a Bachelor of Arts Degree from Davidson College and graduated with a Doctor of Law Degree from the Marshall-Wythe School of Law of the College of William and Mary. He was elected to Board of Directors of Bank of Northumberland Inc. in August 2004 and has been a member of the Board of Directors of EVB since May 2006.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.